UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2010

Kellogg Company

(Exact name of Registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kellogg Square

Battle Creek, Michigan 49016-3599

(Address of Principal executive offices, including Zip Code)

(269) 961-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 9, 2010, Kellogg Company (the “Company”) notified RiskMetrics Group of the following supplemental information regarding adjustments to its Annual Incentive Plan and Executive Performance Plan:

Each year, the Compensation Committee reviews performance results versus the target performance goals for the Annual Incentive Plan (“AIP”) and the Executive Performance Plan (“EPP”) when determining payouts. Additionally, consistent with applicable law, the Compensation Committee may consider upward and downward adjustments consistent with our overall compensation philosophy such as adjustments made to ensure that compensation is competitive with the market, payouts are properly aligned with the Company’s performance, and management operates the business to drive long-term sustainable growth.

Annual Incentive Plan. In establishing each fiscal year’s budget, the Company allocates amounts to be invested in projects that strengthen the Company for the long term. These investments, referred to as up-front costs, are an important component of the Company’s strategy of managing the business for the long term, providing greater financial visibility, and delivering sustainable and dependable performance.

To the extent projects are identified at the time the Company’s annual budget is set, the projects are incorporated into budgets for the relevant business units accordingly. Some of these investments, however, are not identified at the time the budget is set. Amounts for those up-front costs are initially allocated to the Company’s corporate-level budget. As these investments are identified and approved, the funding is transferred from the corporate-level budget to the respective budgets of the business units undertaking the investments. Future AIP Targets for a business unit investing in up-front costs are increased accordingly in subsequent years.

Budgeting additional funds at the corporate-level that can be invested in opportunities as they arise, but not necessarily identified at the time the budget is set, preserves the Company’s flexibility. The Company can pursue these opportunities, even though the investments were not specifically budgeted for at the business unit level.

In 2009, the Company transferred $24.7 million of up-front costs from its corporate-level budget to the European business unit budget. This transfer reflected investments in certain cost reduction initiatives that were undertaken by the European business unit during the year and were not included in the European business unit’s 2009 budget. As described in Note 3 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010, these initiatives included programs designed to optimize manufacturing costs, increase marketing efficiencies, and reduce overhead in smaller markets. The 2009 AIP Payout to Tim Mobsby, one of the Company’s named executive officers and president of the European business unit, was affected by this transfer. Without the transfer, Mr. Mobsby would have received 99% (rather than 169%) of the AIP Target, in each case, prior to any adjustments for individual performance. The European business unit’s actual performance for internal operating profit can be found in Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010. If this additional European investment had been known at the time the annual budget was set, the targets would have been adjusted accordingly and based on their actual performance against that target, the European business unit payout would have been 169%.

2007-2009 Executive Performance Plan. For the period covering fiscal years 2007-2009, the Company achieved cumulative cash flow of $3.1 billion, which, if unadjusted, would have resulted in a payout of 134% of the EPP target share amount. In setting the actual payout amount, the Compensation Committee also took into consideration both upward and downward adjustments to cumulative cash flow that consisted of the following:

•

The Company made discretionary pension contributions of $450 million ($400 million in 2008 and $50 million in 2009). These discretionary, unbudgeted pension contributions will reduce the Company’s pension cost in the future. For purposes of determining the EPP payout, the Compensation Committee increased cumulative cash flow to account for this unbudgeted use of cash.

•

The discretionary pension contributions also resulted in unbudgeted tax benefits of $150 million. For purposes of determining the EPP payout, the Compensation Committee decreased cumulative cash flow by $191 million to account for this and the effect of other unbudgeted tax benefits.

If these adjustments were fully reflected in cumulative cash flow for purposes of determining the EPP payout, the payout would have been 200% of the EPP target share amount. To better align the EPP payout with its relative peer group performance and three-year total shareowner return, the Compensation Committee determined that the actual payout amount would be 150% of the EPP target share amount.

*  *  *

In connection with the Company’s Annual Meeting of Shareowners to be held on April 23, 2010, the Company has filed a proxy statement with the Securities and Exchange Commission, which was mailed to shareowners on March 10, 2010. Shareowners are advised to read this supplemental information in conjunction with the proxy statement. The proxy statement and the Company’s other public filings are available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. The Company’s public filings are also available through its website under the “Investor Relations” tab at www.kelloggcompany.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY

/s/ Gary H. Pilnick
Date: April 9, 2010	Name:	Gary H. Pilnick
	Title:	Senior Vice President, General Counsel, Corporate Development and Secretary